Exhibit (99.1)

Media Contact:

Nicholas Rangel, Kodak, +1 585-615-0549, Nicholas.Rangel@kodak.com

For Immediate Release

Kodak Announces Eric-Yves Mahe as New President of Consumer and Film Division

Rochester, NY, June 11, 2018 – Today Eastman Kodak Company (NYSE: KODK) announced Eric-Yves Mahe will assume the role of president of the Consumer and Film Division (CFD), effective immediately. Eric will also continue in his role as president of the Software and Solutions Division.

Eric has been with Kodak since 2014. In addition to managing Kodak’s software business, Eric has founded, launched and developed KODAKIT, Kodak’s global, on-demand professional photography service for the travel, food, product and real estate markets. Today KODAKIT operates in 90 countries, 1,500 cities with a network of over 5,000 photographers.

“Eric’s 25 years of leadership experience with global technology companies and startups is a strong addition to this important part of our company,” said Jeff Clarke, CEO, Kodak. “His unique position at the helm of two divisions will allow him to look for synergies between KODAKIT and both current and future products in our portfolio.”

Commenting on his new role, Mahe said: “Kodak’s CFD division has great potential for growth, and I’m eager to continue our work to drive important priorities to further expand our brand licensing and film businesses.”

Prior to joining Kodak, Mahe was with Pitney Bowes Inc. as President of Global Growth Markets. He has also held leadership positions at CA Technologies, Sun Microsystems, Siemens and Xerox.

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About Kodak

Kodak is a technology company focused on imaging. We provide – directly and through partnerships with other innovative companies – hardware, software, consumables and services to customers in graphic arts, commercial print, publishing, packaging, entertainment and commercial films, and consumer products markets. With our world-class R&D capabilities, innovative solutions portfolio and highly trusted brand, Kodak is helping customers around the globe to sustainably grow their own businesses and enjoy their lives. For additional information on Kodak, visit us at kodak.com, follow us on Twitter @KodakPrint, or like us on Facebook at Kodak.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995, including statements regarding potential growth opportunities and/or synergies for Kodak’s businesses and products.  All forward-looking statements are based upon Kodak’s expectations and various assumptions.

Future events or results may differ from those anticipated or expressed in the forward-looking statements. Important factors that could cause actual events or results to differ materially from the forward-looking statements include, among others, the risks and uncertainties described in more detail in filings Kodak makes with the U.S. Securities and Exchange Commission from time to time.

There may be other factors that may cause Kodak’s actual results to differ materially from the forward-looking statements. All forward-looking statements attributable to Kodak or persons acting on its behalf apply only as of the date of this press release and are expressly qualified in their entirety by the cautionary statements included or referenced in this press release. Kodak undertakes no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.